Exhibit 99.7

TRIPADVISOR, INC.

CONSENT OF PERSON ABOUT TO BECOME A DIRECTOR

WILLIAM R. FITZGERALD

Pursuant to Rule 438 of the Securities Act of 1933, as amended, I hereby consent to (a) being named as a nominee for director in the registration statement on Form S-4 filed with the Securities and Exchange Commission in 2011 by Expedia, Inc. and TripAdvisor, Inc. and (b) serving as a director, if elected.

Dated this 19th day of October, 2011

/s/ William R. Fitzgerald
William R. Fitzgerald